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                                                                       Exhibit 4

                            CONFIDENTIALITY AGREEMENT
                            -------------------------



                                        Date: September 5, 1996



Alex. Brown & Sons Incorporated
1290 Avenue of the Americas, 10th Floor
New York, NY  10104

Attention:  Betty W. Ridings

Dear Ms. Ridings:

         In connection with our consideration of a possible transaction with Sudbury, Inc. ("Sudbury" or the "Company"), we have requested information concerning the Company. As a condition thereof, we agree to treat any information concerning the Company and its subsidiaries (whether prepared by the Company, its advisors, or otherwise) which is furnished to us by or on behalf of the Company (collectively, the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions hereto set forth. The term "Evaluation Material" does not include information which (i) is already in our possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) becomes generally available to the public other than as a result of a disclosure by us or our directors, officers, employees, agents or advisors, or (iii) becomes available to us on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

         We hereby agree that the Evaluation Material will be used solely for the purposes of evaluating a possible transaction between the Company and us, and that such information will be kept confidential by us and our directors, officers, employees, agents, and advisors (including attorneys and accountants) except as required by law or court of competent jurisdiction, provided, however, that we will promptly notify the Company and Alex. Brown & Sons Incorporated ("Alex. Brown") at any time we are served with any legal process seeking, or we become obligated to disclose such information by law or by court order (as will be evidenced by written opinion of our counsel), so that the Company may seek an appropriate protective order. Furthermore, with regard to the Evaluation Material, (i) any of such information may be disclosed to our directors, officers, employees, agents and representatives of our advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and us (it being understood that such directors, officers, employees, agents and representatives shall be informed by us of the confidential nature of such information and shall be directed by us to treat such information confidentially, and we shall be responsible for any unauthorized disclosure or use of the Evaluation Material by them in a manner not contemplated by this Agreement), and (ii) any disclosure of such information may be made to


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which the Company consents in writing. In addition, without prior written consent of the Company, we will not, and will direct such directors, officers, employees and representatives not to, disclose to any other person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and us or any of the terms, conditions or facts with respect to any such possible transaction, including the status thereof.

         We understand that, although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purposes of our investigation, neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. We agree that neither the Company nor its representatives or advisors shall have any liability to us or any of our representatives or advisors resulting from the use of the Evaluation Material.

         We agree that unless and until a definitive agreement between the Company and us with respect to a possible transaction has been executed and delivered, neither the Company nor we will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate written agreement by the Company and us expressly modifying or waiving such agreement.

         We agree not to initiate or maintain contact (except for those contracts made in the ordinary course of business) with any officer, director or employee of the Company except company CEO, or any of its subsidiaries or with any customer or supplier or any other party with whom the Company or its subsidiaries does business regarding the Company or its business, operations, prospects or finances, except with the express written permission of the Company. It is understood that Alex. Brown will arrange for appropriate contracts for due diligence purposes and that Alex. Brown will arrange for appropriate contacts for due diligence purposes and that Alex. Brown will arrange the time and manner of such due diligence. Unless otherwise agreed in writing by the Company, all (i) communications regarding this possible transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Alex. Brown. For a period of one year from the date hereof, we will not solicit for hire or hire as an employee or independent contractor any person currently employed by the Company. We agree that upon the request of the Company, we will promptly return to the Company any and all company provided Evaluation Material and will cause our directors, officers, employees, agents, representatives and advisors also to do so. Such material will include copies, summaries, analysis and extracts thereof.

         The Company shall be entitled to equitable relief including injunction and shall be entitled to a temporary restraining order and to such other remedies as may be available under applicable law if we or any of our representatives breach this letter. This letter shall be governed by, and construed in accordance with, the laws of the State of Ohio. Any action brought in connection with this letter shall be brought in courts in the Northern District of Ohio and we consent to the jurisdiction of such courts. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.


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This letter constitutes the entire agreement of the parties respecting the subject matter hereof and may not be amended except in a writing signed by both parties.

                                    Very truly yours,

                                    INTERMET CORP.



                                    By:   /s/ John Doddridge
                                       -------------------------
                                    Title:      CEO
                                          ----------------------